Ex-10.55

Investment Banking Proposal by and between

the Company and Standard Investment Chartered, Inc

EXHIBIT 10.55

STANDARD INVESTMENT CHARTERED, INC.

2512 Chambers Road, Suite 106

Tustin, California 92780-6950

714-573-4095/4015 fax

www.standardinvestment.com

July 23, 2001

Jessica L. Stevens

Chief Executive Officer

Telegen Corporation

1840 Gateway Drive

Suite 200

San Mateo, CA 94404

Re: Telegen Investment Banking Proposal

Dear Ms. Stevens:

Standard Investment Chartered, Inc. (“Standard”) is pleased to provide you with this proposal containing the basic terms under which Standard will provide consulting, investment banking and brokerage services to Telegen Corporation (“Telegen” or the “Company”) and its subsidiaries on a non-exclusive basis.  Standard’s primary mission will be to (i) facilitate a private placement investment in Telegen (an “Investment Transaction”) by another corporation, individual, trust, limited liability company, partnership, or other entity (an “Investor”),and (ii) direct the Company’s investor relation efforts on the Over-the-Counter Electronic Bulletin Board.  If the appropriate circumstances arise, however, Standard may also facilitate a Sale Transaction (as defined below) at the direction of Telegen’s management and board of directors.  This letter will set forth the terms of the engagement agreed to between us.

1.     Engagement; Scope of Services.  Telegen hereby engages Standard on a non-exclusive basis to provide investment banking and brokerage services in connection with a possible Investment Transaction from the date hereof until the expiration or earlier termination of this Agreement (the “Engagement Period”).  During the Engagement Period, Standard will use reasonable efforts to (i) assist in valuing Telegen, (ii) structure and price any debt or equity securities to be issued by Telegen, (iii) develop a general marketing and negotiating strategy for an Investment Transaction, (iv) identify and contact potential suitable Investors, (v) introduce Telegen to suitable Investors who may be interested in participating in an Investment Transaction, (vi) perform financial and strategic analyses as reasonably necessary to facilitate any potential or actual Investment Transaction, (vii) assist Telegen in negotiating an Investment Transaction and (viii) offer such other services as may be agreed upon by Standard and Telegen.

In addition to the foregoing services, during the Engagement Period, Standard shall provide a consulting team headed by Mr. David Palmore to evaluate Telegen’s business and marketing plans as well as consult with Telegen’s management on the best utilization of corporate assets and intellectual property.  Standard will use its best efforts to provide Telegen with Mr. Palmore’s and his consulting team’s analysis and recommendations within 20 business days from the date of this Agreement, but no later than August 28, 2001.  The parties hereto hereby acknowledge and agree that (i) Telegen is not engaging the services of Mr. Palmore or his consulting team in this Agreement; (ii) Mr. Palmore and his consulting team have been engaged separately by Standard to assist Standard in providing the services to be rendered to Telegen hereunder; (iii) as between the parties hereto, Standard is solely responsible for any compensation to Mr. Palmore or his consulting team for the services to be rendered to Telegen hereunder; and (iv) in the event Telegen desires to engage Mr. Palmore and/or his consulting team to provide additional services outside the scope of the services set forth herein, Telegen will engage Mr. Palmore and/or his consulting team directly, in a separate agreement, and will be solely responsible for any compensation to Mr. Palmore or his consulting team for such additional services.

2.     Sale Transaction.  In the event Telegen’s management and board of directors wish to pursue a Sale Transaction, (in addition to the services set forth in Section 1) Standard shall provide counsel to and assist Telegen (i) during negotiations, (ii) in evaluating, formulating, and valuing offers and proposals, as well as potential and alternative Sale Transaction structures, and (iii) during preliminary due diligence.  A Sale Transaction is defined as any transaction or series of related transactions resulting in:  (1) the sale or other disposition to any Investor of all or substantially all of Telegen’s assets; (2) a merger, consolidation or other combination of Telegen with an Investor; or (3) the sale of more than fifty percent (50%) of Telegen’s equity securities (as measure on a fully-diluted basis) to an Investor.

3.     Information.  In connection with Standard’s activities hereunder, Telegen will furnish Standard and its counsel upon request with all relevant information regarding the business and financial condition of Telegen (all such information so furnished being the “Information”).  Standard agrees to keep the Information confidential (including the information set forth in this agreement), and Standard will not make use thereof, except in connection with services hereunder for Telegen, unless (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) any Information is or becomes generally available to the public; or (iii) any Information was or becomes available to Standard on a non-confidential basis from a source other than Telegen or any of its representatives. Standard acknowledges that the remedies at law for breach of its obligations in this Section may be inadequate, and that Telegen shall be entitled to injunctive relief for any breach of this Section.  Nothing contained herein shall be construed as limiting Telegen’s right to any other remedies at law, including the recovery of damages for breach of this Agreement.

4.     Compensation.  As compensation for services rendered and to be rendered hereunder by Standard or on its behalf, Telegen agrees to pay to Standard as follows:

a)     Telegen shall pay Standard a retainer fee in the amount of Thirty Thousand Dollars ($30,000) to begin the aforementioned assignment.  Standard will use this retainer fee to pay the consulting costs associated with Mr. Palmore and his consulting team.

b)    Telegen shall compensate Standard for any Investment Transaction based on any capital (debt or equity) raised through Standard’s Investor clients, contacts, or institutional introductions.  Standard will receive a cash commission of 10% of the first million dollars raised, 8% of the second million dollars, 7% of the third million dollars, 6% of the fourth million dollars, 5% of the fifth million dollars, 4% of the sixth million dollars, and 3% of any remaining capital raised on Telegen’s behalf through Standard’s Investor clients, contacts, or institutional introductions.  In addition, Telegen will grant to Standard a warrant to purchase up to 1,000,000 shares of Telegen’s common stock at a per share exercise price equal to (i) the per share purchase price at which Telegen’s shares of common stock are sold to Investors by Standard, and/or (ii) the per share conversion price of any convertible debt placed with Investors by Standard.  Any such warrant shall have a term of three years and shall be earned at the rate of 10,000 shares of common stock for every 100,000 shares (or debt convertible into 100,000 shares) of common stock purchased by Investors through Standard and pro rata for any increment of less than 100,000 shares.  Standard does not envision arranging non-convertible debt for Telegen at this time.  The parties hereto hereby acknowledge and agree that all compensation to be paid to Standard under this Section 4(b) shall be paid by directly by Telegen directly through its managing placement agent (Pacific West Securities, Inc.), pursuant to that certain Placement Agent Agreement, dated July 5, 2001.

c)     In the event Standard successfully facilitates a Sale Transaction, Telegen shall pay Standard a cash fee equal to five percent (5%) of the Sale Transaction Value (as defined below) (above any commissions or fees paid on any equity or debt previously issued to an Investor(s) through Standard).  For purposes of this Agreement, “Sale Transaction Value” shall mean the value of all cash, securities or other property received by Telegen or any affiliate of Telegen directly or indirectly, in connection with a Sale Transaction.  The value of any such securities (other than a purchase money note) or other property shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market will be determined consistent with the valuation thereof under the terms of such transaction or, in the absence of such a valuation, on the basis of the average of the last market closing prices for the ten trading days ending on the third business day prior to receipt thereof; and (ii) the value of securities that are not freely tradeable or have no established public market, or property other than securities, shall be the fair market value thereof as mutually agreed upon by Standard and Telegen or, if such parties cannot agree, by a third party mutually agreed upon by such parties.  The value of any purchase money notes received shall be deemed to be the face amount of any such note.  To the extent any such consideration is contingent upon the future performance of Telegen or any of its business or assets, Telegen and Standard will negotiate in good faith to agree upon the fees to be paid to Standard in consideration of such contingent consideration.  If Standard and Telegen cannot agree on such fee(s), the fee(s) payable to Standard on that portion of the Sale Transaction Value shall be paid on amounts actually received by Telegen, its affiliates or the selling shareholders and shall be payable as such amounts are received.

5.     Expenses.  Telegen shall from time to time promptly upon request pay all reasonable costs and expenses incident to the execution and performance of this engagement, including but not limited to, (i) out-of-pocket expenses related to pre-approved travel, lodging and meals, (ii) reasonable fees and expenses of any expert, accounting and/or legal services employed on Telegen’s behalf, which have been pre-approved by Telegen, and (iii) all costs incurred in connection with the preparation of any financing or closing documents, which have been pre-approved by Telegen.

6.     Right to Reject Transactions.  Telegen has the right to reject any offers that Telegen may receive in connection with this engagement without any compensation being owed to Standard.  It is understood by the parties that there is no commitment or assurance on the part of Telegen that an Investment Transaction or Sale Transaction will be consummated and that Standard has no power or authority to bind Telegen in any manner whatsoever.

7.     Best Efforts.  As in any capital markets transaction, this engagement is on a “best efforts” basis.  There can be no assurance that Standard will be able to raise the amount of capital desired by Telegen.  Nevertheless, it is the opinion of the principals of Standard that a significant amount of capital can be raised for Telegen from investors who have done business with Standard.

8.     Term; Termination.  This Agreement shall have a term of one (1) year from the date of its mutual execution; provided, however, that it may be terminated at any time by either party upon thirty (30)-days’ written notice.  Regardless of the date of termination, Standard shall be entitled to the fees set forth in Section 4 herein if an Investment Transaction or Sale Transaction is consummated within two (2) years of termination with any Investor (or any affiliate of such Investor) which, during the Engagement Period (i) was identified in writing to Telegen (ii) was the subject of any assistance or advice to Telegen by Standard, or (iii) had engaged in any Investment Transaction or Sale Transaction discussion with or proposal to Telegen.

9.     Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Standard, to Standard Investment Chartered, Inc., 2512 Chambers Road, Suite 106 Tustin, California  92780-6950, Attention: John Norberg; and if to Telegen, to Telegen Corporation, 1840 Gateway Drive, Suite 200, San Mateo, California, 94404, Attention:  Dennis Wood.  Any notice delivered personally shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

10.   Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California.  The parties hereto irrevocably and unconditionally agree that jurisdiction and venue are proper in Orange County, California, and that any action, suit or proceeding arising from or related to this Agreement may be brought only in any state court of competent jurisdiction sitting in Orange County, or, if it has or can acquire jurisdiction, the United States District Court for the Central District of California.

11.   Amendments.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12.   Headings.  The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13.   Successors and Assigns.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither Standard nor Telegen shall assign to an unaffiliated third party any of its obligations hereunder.

14.   Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

15.   Representations and Warranties. Standard represents, warrants, and covenants the following to Telegen:

(a)   Experience.  Standard is a firm specializing in investment banking and broker-dealer services, with experience in the public and private capital markets.

(b)   Duly Registered.  Standard is (and at all times during the Engagement Period shall be) (i) duly registered as a broker and a dealer pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”), and the rules and regulations promulgated thereunder; (ii) a member in good standing of the National Association of Securities Dealers, Inc. (the ”NASD”); and (iii) duly registered, licensed, and in good standing as a broker and a dealer under the laws of each jurisdiction as Standard is required to be registered, licensed, and/or in good standing in order to perform the services contemplated by this Agreement and otherwise perform its obligations hereunder.  Each person employed, engaged, or appointed by Standard to assist or participate in the performance of the services to be rendered pursuant to this Agreement (each, an ”Affiliate”) is (and at all times during the Engagement Period shall be) (i) duly registered (as required by the Legal Requirements, as that term is defined herein) pursuant to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a member in good standing of the NASD (as required by the Legal Requirements); and (iii) duly registered, licensed, and in good standing (as required by the Legal Requirements) under the laws of each jurisdiction in which such person will perform the services contemplated by this Agreement, or as otherwise may be required.

(c)   Compliance with Laws.  Standard’s and/or its Affiliates’ performance of the services to be provided pursuant to this Agreement and the performance of all of its obligations hereunder (i) does not and will not contravene or conflict with, or result in a violation of, or give any governmental agency or body or any other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty (collectively, “Legal Requirement”); (ii) does not and will not require Standard or its Affiliates to be registered, licensed, or otherwise qualified in any capacity or associated with or a member of any agency or body or any other person other than that which Standard or its Affiliates are currently or then registered, licensed or otherwise qualified or with which it is associated or of which it is a member; and (iii) does not and will not make any exemption from the registration requirements of the 1933 Act, or any state or foreign law, regulation or rule applicable to the registration of securities, in each case as amended and in effect from time to time during the Engagement Period, unavailable to Telegen or cause Telegen not to be eligible to avail itself thereof for any reason whatsoever, or give any purchaser of Telegen’s securities any right of rescission or similar right of cancellation and refund.

Standard is ready to begin representing Telegen at your convenience.  If the foregoing correctly sets forth our agreement, please execute one copy of this contract and return an original to our office.  Standard looks forward to a successful consulting and investment banking assignment with Telegen.

Sincerely yours,

Standard Investment Chartered, Inc.

John H. Norberg

President

Agreed to:

/S/ JESSICA L STEVENS	Dated	8 Aug 2001
Jessica L. Stevens, CEO
Telegen Corporation

/S/ JOHN H NORBERG	Dated	7/30/01
John H. Norberg, President
Standard Investment Chartered, Inc.